Exhibit 10.19.4

THIRD AMENDMENT TO Loan AND SECURITY AGREEMENT
AND WAIVER

THIS THIRD AMENDMENT TO Loan AND SECURITY AGREEMENT AND WAIVER (this “Amendment”) is made and entered into as of March 1, 2012, by and among INTRICON CORPORATION, a Pennsylvania corporation, INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation, INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation, and INTRICON DATRIX CORPORATION (formerly known as Jon Barron, Inc.) (d/b/a Datrix), a California corporation (each, a “Borrower”; collectively, the “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (the “Bank”).

RECITALS:

A.                  The Borrowers and the Bank are parties to a certain Loan and Security Agreement dated as of August 13, 2009, as amended by a First Amendment dated as of March 12, 2010 and as further amended by a Second Amendment dated as of August 12, 2011 (as so amended, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B.                  The Borrowers have requested that the Bank (i) waive certain existing Events of Default and (ii) amend certain provisions of the Loan Agreement, and the Bank has agreed to grant such waiver and so amend the Loan Agreement upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                      Waiver.

(a)                 Applicable Covenants. Pursuant to Section 10.1 of the Loan Agreement, the Borrowers and their respective consolidated Subsidiaries are required to maintain consolidated EBITDA in an amount not less than $2,700,000 as of December 31, 2011 for the period of twelve (12) consecutive calendar months then-ended. Pursuant to Section 10.2 of the Loan Agreement, the Borrowers and their respective consolidated Subsidiaries are required to maintain a Leverage Ratio of not greater than 3.75 to 1.00 as of December 31, 2011 for the period of twelve (12) consecutive calendar months then-ended. Pursuant to Section 10.3 of the Loan Agreement, the Borrowers and their respective consolidated Subsidiaries are required to maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 as of December 31, 2011 for the period of twelve (12) consecutive calendar months then-ended.

(b)                 Existing Defaults. The Borrowers have informed the Bank that (i) the consolidated EBITDA of the Borrowers and their respective consolidated Subsidiaries, as of December 31, 2011 for the period of twelve (12) consecutive calendar months then-ended, was less than $2,700,000; (ii) the Leverage Ratio of the Borrowers and their respective consolidated Subsidiaries, as of December 31, 2011 for the period of twelve (12) consecutive calendar months then-ended, was greater than 3.75 to 1.00; and (iii) the Fixed Charge Coverage Ratio of the Borrowers and their respective consolidated Subsidiaries, as of December 31, 2011 for the period of twelve (12) consecutive calendar months then-ended, was less than 1.15 to 1.00. Each of the foregoing instances of non-compliance constitutes an Event of Default under Section 11.3 of the Loan Agreement (collectively, the “Existing Defaults”).

(c)                 Waiver. The Borrowers have requested that the Bank waive the Existing Defaults, and the Bank hereby grants such waiver upon the satisfaction by the Borrowers of all conditions precedent set forth in Section 2 below. Except as expressly provided herein, all provisions of the Loan Agreement and the other Loan Documents remain in full force and effect. The foregoing waiver shall not apply to any other or subsequent failure to comply with the Sections identified above or any other provision of the Loan Agreement or the other Loan Documents, and shall not give rise to any course of dealing or course of performance with respect to any future requests.

Section 2.                      Delivery of Documents. At or prior to the execution of this Amendment, and as a condition precedent to the effectiveness of this Amendment, the Borrowers shall have satisfied the following conditions and delivered or caused to be delivered to the Bank the following documents each dated such date and in form and substance satisfactory to the Bank and duly executed by all appropriate parties:

(a)                 This Amendment, duly executed by the Borrowers.

(b)                 An Acknowledgment and Agreement Regarding Subordinated Indebtedness, in substantially the form attached, duly executed by each holder of Subordinated Debt.

(c)                 With respect to each Borrower, a copy of the resolutions of the Board of Directors of such Borrower authorizing the execution, delivery and performance of this Amendment certified as true and accurate by an officer of such Borrower, along with a certificate of such officer which (i) certifies that there has been no amendment to either the Articles of Incorporation or the Bylaws of such Borrower since true and accurate copies of the same were last delivered and certified to the Bank, and that said Articles of Incorporation or the Bylaws remain in full force and effect as of the date of this Amendment, (ii) identifies each officer of such Borrower authorized to execute this Amendment and any other instrument or agreement executed by such Borrower in connection with this Amendment, and (iii) sets forth specimen signatures of each officer of such Borrower referred to above and identifies the office or offices held by such officer.

(d)                 The Bank shall have received (i) an amendment fee in the amount of $10,000, which fee shall be non-refundable when paid and wholly earned when received; and (ii) reimbursement for its legal fees and other expenses as described in Section 9 hereof.

(e)                 Such other documents or instruments as the Bank may reasonably require.

Upon the effectiveness of this Amendment, the amendments set forth in Section 3 hereof shall be deemed effective on a retroactive basis to January 31, 2012.

Section 3.                      Amendments.

(a)                 EBITDA. The definition of “EBITDA” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“EBITDA” shall mean, for any period, the sum for such period of: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges, minus (vii) all non-cash income or gains, in each case to the extent included in determining Net Income for such period, minus (viii) all cash payments made in such period on account of non-cash charges expensed in a prior period, in each case determined on a consolidated basis, plus (ix) expenses incurred by Borrowers during such period which relate directly to Borrowers’ business relationship with United Healthcare to the extent such expenses (a) were incurred during Borrowers’ fiscal year ending December 31, 2011 and (b) do not exceed $1,052,000 in the aggregate.

(b)                 Financial Covenants. Sections 10.1, 10.2 and 10.3 of the Loan Agreement are hereby amended and restated in their entireties to read as follows:

“10.1 Minimum EBITDA. As of each of the measurement dates set forth in the chart below, for the period of twelve (12) consecutive calendar months then-ended, the Borrowers and their respective consolidated Subsidiaries shall maintain consolidated EBITDA in an amount not less than the amount set forth opposite such date in the chart below:

Measurement Date	Minimum EBITDA
January 31, 2012	$2,600,000
February 29, 2012	$2,600,000
March 31, 2012	$2,600,000
April 30, 2012	$2,900,000
May 31, 2012	$3,250,000
June 30, 2012	$3,250,000
July 31, 2012	$3,500,000
August 31, 2012	$3,750,000
September 30, 2012	$3,750,000
October 31, 2012	$4,000,000
November 30, 2012	$4,000,000
December 31, 2012 and the last day of each calendar month ending thereafter	$4,250,000

provided, however, that if EBITDA of the Borrowers and their respective consolidated Subsidiaries for the period of twelve (12) consecutive calendar months ending on the date of the most recent financial statements delivered to the Bank pursuant to Section 8.8 is equal to or greater than $5,000,000, then the Borrowers shall only be required to comply with the covenant set forth in this Section 10.1 with respect to those measurements dates which correspond to quarter-end and year-end dates.

10.2 Funded Debt to EBITDA. As of each of the measurement dates set forth in the chart below, the Borrowers and their respective consolidated Subsidiaries shall maintain a ratio of (a) consolidated Funded Debt as of such date minus the aggregate collected cash balance in Deposit Accounts of the Borrowers maintained with the Bank as of such date to (b) consolidated EBITDA (the “Leverage Ratio”) for the period of twelve (12) consecutive calendar months then-ended, of not greater than the amount set forth opposite such measurement date in the chart below:

Measurement Date	Maximum Leverage Ratio
January 31, 2012	4.25 to 1.00
February 29, 2012	4.25 to 1.00
March 31, 2012	4.25 to 1.00
April 30, 2012	4.00 to 1.00
May 31, 2012	3.75 to 1.00
June 30, 2012	3.75 to 1.00
July 31, 2012	3.25 to 1.00
August 31, 2012	3.00 to 1.00
September 30, 2012	3.00 to 1.00
October 31, 2012	3.00 to 1.00
November 30, 2012 and the last day of each calendar month ending thereafter	2.75 to 1.00

provided, however, that if EBITDA of the Borrowers and their respective consolidated Subsidiaries for the period of twelve (12) consecutive calendar months ending on the date of the most recent financial statements delivered to the Bank pursuant to Section 8.8 is equal to or greater than $5,000,000, then the Borrowers shall only be required to comply with the covenant set forth in this Section 10.2 with respect to those measurements dates which correspond to quarter-end and year-end dates.

10.3 Fixed Charge Coverage. As of each of the measurement dates set forth in the chart below, for the period of twelve (12) consecutive calendar months then-ended, the Borrowers and their respective consolidated Subsidiaries shall maintain a ratio (the “Fixed Charge Coverage Ratio”) of (a) the total of consolidated EBITDA for such period, minus the sum of all income taxes paid in cash by the Borrowers on a consolidated basis, minus all Capital Expenditures of the Borrowers made during such period which are not financed with Funded Debt, minus that portion of the aggregate cash payments made by the applicable Borrower(s) in respect of the Subject Agreements and Applicable Agreements during such period that was not deducted as an expense in arriving at Net Income for such period, plus (or minus), to the extent not included as income or gain (or deducted as an expense or loss) in arriving at Net Income for such period, cash received (or paid) from dividends (or capital calls) related to IntriCon’s 50% interest in the joint venture Global Coils (in the case of capital calls, subject to any applicable restrictions under Section 9.3) to (b) the sum for such period of (i) Interest Charges paid in cash, plus (ii) regularly scheduled payments made (and, without duplication, payments required to be made) in respect of principal of Funded Debt (including the Term Loan, but excluding the Revolving Loans), plus (iii) all cash dividends and distributions paid or declared in respect of Capital Securities of the Borrowers, of not less than the amount set forth opposite such measurement date in the chart below:

Measurement Date	Minimum Fixed Charge Coverage Ratio
January 31, 2012	1.10 to 1.00
February 29, 2012	1.10 to 1.00
March 31, 2012	1.10 to 1.00
April 30, 2012	1.10 to 1.00
May 31, 2012	1.10 to 1.00
June 30, 2012	1.10 to 1.00
July 31, 2012 and the last day of each calendar month ending thereafter	1.15 to 1.00

provided, however, that if EBITDA of the Borrowers and their respective consolidated Subsidiaries for the period of twelve (12) consecutive calendar months ending on the date of the most recent financial statements delivered to the Bank pursuant to Section 8.8 is equal to or greater than $5,000,000, then the Borrowers shall only be required to comply with the covenant set forth in this Section 10.3 with respect to those measurements dates which correspond to quarter-end and year-end dates.”

Section 4.                      Representations; No Default. Each Borrower represents and warrants that: (a) such Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by such Borrower in connection herewith, (b) neither this Amendment nor the agreements contained herein contravene or constitute an Unmatured Event of Default or Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which such Borrower is a party or a signatory, or any provision of such Borrower’s Articles of Incorporation or Bylaws or, to the best of such Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Bank, (c) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of this Amendment or other agreements and documents executed and delivered by such Borrower in connection herewith or the performance of obligations of such Borrower herein described, except for those which such Borrower has obtained or provided and as to which such Borrower has delivered certified copies of documents evidencing each such action to the Bank, (d) no events have taken place and no circumstances exist at the date hereof which would give such Borrower grounds to assert a defense, offset or counterclaim to the obligations of such Borrower under the Loan Agreement or any of the other Loan Documents, (e) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Notes (as defined in the Loan Agreement), and (f) after giving effect to this Amendment, no Unmatured Event of Default or Event of Default has occurred and is continuing under the Loan Agreement.

Section 5.                      Affirmation; Further References. The Bank and each Borrower acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement are hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

Section 6.                      Merger and Integration; Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into it all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

Section 7.                      Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 8.                      Successors. This Amendment shall be binding upon the Borrowers, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Bank and to the respective successors and assigns of the Bank.

Section 9.                      Costs and Expenses. Each Borrower agrees to reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Bank) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Borrowers under this Amendment, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

Section 10.                  Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 11.                  Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (pdf) of this signed Amendment shall be deemed to be an original thereof.

Section 12.                  Release of Rights and Claims. Each Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Bank and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Bank prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which such Borrower may have against Bank.

Section 13.                  Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

Section 14.                  No Waiver. Except as expressly set forth in Section 1 hereof, nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Bank’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

[Remainder of page intentionally blank;

signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWERS:	INTRICON CORPORATION, a Pennsylvania corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON DATRIX CORPORATION (formerly known as Jon Barron, Inc.) (d/b/a Datrix), a California corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

BANK:	THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation

	By	/s/ Seth Hove
Seth Hove, Associate Managing Director

[Signature page to Third Amendment to Loan and Security Agreement and Waiver]